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                                                                  EXHIBIT 10.1


                        TOUR TITLE SPONSORSHIP AGREEMENT

         THIS AGREEMENT is entered into as of the first day of January, 1997 between Vans, Inc., a Delaware corporation, 2095 Batavia Street, Orange, California 92665 ("Sponsor") and C.C.R.L., LLC, c/o Gendler, Codikow & Carroll, 9113 Sunset Boulevard, Los Angeles, California 90069 ("Company"). In consideration of the covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

                                    RECITALS

         WHEREAS, Sponsor desires to be the official exclusive title sponsor of a tour known as "The Vans Warped Tour" for the calendar years 1997 and 1998 (collectively, the "Tours," or individually, a "Tour," or the "1997 Tour" and the "1998 Tour," respectively), produced by Company and comprised of, among other things, performances by popular musical artists, exhibitions by miscellaneous athletic performers (collectively, "Performers") and skateboarding contests involving amateur athletes and to further utilize the name, logo and identification of Company and the Tours in television, print, radio, posters, tickets and other like advertising and promotional media; and

         WHEREAS, Company is willing to provide to Sponsor the name, logo and identification of Company and the Tours for the purposes described above and desires to obtain the right to use the name,


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logo and identification of Sponsor in connection with the advertising, promotion and publicity of the Tours;

         NOW, THEREFORE, in consideration of the terms and conditions set forth herein, it is agreed:

         1.      TERRITORY:

                 The territory covered by this Agreement shall be the world ("Territory"). The Tours shall be conducted in the continental United States, Canada, Europe, Asia and Australia. The specific itinerary and number of events for each Tour outside North America shall be determined by mutual approval of Company and Sponsor.

         2.      DURATION OF AGREEMENT:

                 The parties hereto acknowledge, understand and agree that the sponsorship and marketing programs contemplated herein are designed to occur and run in coordination with the Tours. It is presently contemplated the "summer-leg" of each Tour shall commence no earlier than June 1 and shall be routed throughout the United States and Canada through the end of August, and throughout foreign territories thereafter through the fall of each year. Accordingly, the parties agree that this Agreement shall commence and be effective upon execution of this Agreement by all the parties and shall continue until the completion of the 1998 Tour (the "Term"). At such time, unless earlier terminated pursuant to the terms


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hereof, this Agreement shall terminate.  Within thirty (30) days after the end of each year's Tour, Company shall provide Sponsor with all information and materials relating to the Tour then available to Company including but not limited to any press materials, information regarding demographics of audiences and participants in the "Competitions" (as hereinafter defined), attendance and participation numbers for concerts and the Competitions and photographs and any videos taken at the various venues. Company's failure to timely provide such information shall not be deemed a breach of this Agreement provided that Company provides such information promptly after Sponsor's written request therefor. Sponsor acknowledges that the foregoing information may be confidential, and that it shall not have the right without first obtaining consent from all necessary parties to use or otherwise exploit any of the foregoing information or material in whole or in part relating to the Tours in any manner whatsoever, with the sole exception to use the information and material for Sponsor's internal use and for Sponsor's use in non-public sales presentations to retailers.

         3.      NONEXCLUSIVITY:

                 (a) Sponsor acknowledges and agrees that Sponsor is not the sole or exclusive sponsor of the Tours and that Company shall be entitled to permit other persons or entities to act as sponsors of the Tours, or to refrain therefrom, provided that (i) Sponsor shall at all times during the Term be the official and exclusive


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title Sponsor of the Tours and (ii) no other manufacturer or distributor of footwear or snowboard boots shall be a sponsor of the Tours without Sponsor's approval, which may be given or withheld in Sponsor's sole discretion.

                 (b) From and after the date hereof, Company shall not issue advertising or other materials that are misleading as to Sponsor's title sponsorship of the Tours and shall instruct other sponsors or persons or entities affiliated with the Tours not to issue such misleading advertisements or materials.

         4.      CONTROL OF TOUR:

                 Each of the parties hereto acknowledges that there exists certain difficulties in determining when the creative and production elements of the Tours should take precedence over Sponsor's promotional and marketing activities as set forth herein. Accordingly, the parties acknowledge that Company's decisions and actions as to the creative and production elements of the Tours shall take precedence over any promotional or other activities of Sponsor hereunder so long as (i) those decisions and actions are in good faith and primarily for the purpose of enhancing and protecting the opportunities for the audience to enjoy the performances and exhibitions, (ii) such decisions and actions do not have a material adverse impact on Sponsor or Sponsor's rights hereunder and (iii) provided authorized representatives of Sponsor are present at the applicable venue and are available for consultation, Company shall consult with Sponsor, in advance, as to


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such decisions and actions.  Subject to the foregoing, Sponsor and its representatives agree to comply fully with Company's reasonable instructions and Company shall have sole and exclusive control over the concert performances, athletic exhibitions, the Competitions and all other aspects of the Tour. Sponsor agrees that authorized representatives of Sponsor may, but are not obligated to, attend and actively participate in Company meetings concerning the Tours. Company agrees to exercise reasonable efforts in making whatever arrangements are necessary to protect the creative aspects of the Tours while fulfilling the spirit and the goals of this Agreement with respect to Sponsor. In that connection, Sponsor shall no later than two (2) weeks before commencement of each Tour, consult with Company with respect to the number, size, placement and other aspects of any signs, posters, banners or other visual items in order to minimize any conflict which may arise and coordinate the use of Sponsor's materials with those of other sponsors of such Tour. Sponsor agrees that in the event of any disagreement, Company's reasonable, good faith decision shall control.

         5.      TOUR INFORMATION:

                 Company shall notify Sponsor, in writing, of the following with respect to each Tour:

                 (a) A full schedule of concert dates, locations and main-stage Performers for each Tour, no later than forty-five (45) days prior to the scheduled commencement of such Tour;


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                 (b)      The names, addresses and phone numbers of each local
promoter for each concert, no later than thirty (30) days prior to the scheduled commencement of the Tour;

                 (c) The capacity at each concert location, no later than thirty (30) days prior to the scheduled commencement of the Tour; and

                 (d) Evidence of insurance, permits and licenses for each concert location, as available provided that Company shall use reasonable efforts to obtain the foregoing no later than ten (10) business days prior to the date of the applicable event.

         6.      COMPANY'S USE OF SPONSOR'S MATERIALS:

                 Sponsor hereby grants to Company a limited, non-exclusive license to use the "Vans" name and logo (collectively, the "Name") in and in connection with (a) the advertising and promotion of the Tours (including but not limited to in congratulatory advertisements), (b) any phonorecords and audiovisual works relating to or which include performances or footage from the Tours and, (c) any news items, press releases or other information in any media relating to the Tours. In that connection, Company agrees to refer to the Tours in all press releases, advertising and promotions as "The Vans Warped Tour '97" and "The Vans Warped Tour '98," as appropriate, including but not limited to in all television and radio advertisements, posters, flyers and newspaper and magazine advertisements. Company and its designees and licensees shall include the Name on all items of event merchandise



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(i.e., merchandise relating primarily to the Tours in general as opposed to merchandise relating primarily to any Performer). The parties acknowledge that all monies to be derived from the sale, distribution and exploitation of such merchandise shall be solely the property of Company and its designees and licensees. Except as expressly set forth herein, Company has no rights whatsoever in and to the use of the Name. Company acknowledges that the Name is a registered trademark of Sponsor and that Sponsor is retaining all rights in the Name except as set forth in this Agreement. Company shall execute and deliver all documents requested by Sponsor which evidence Sponsor's rights in and to the Name, and hereby assigns to Sponsor all rights it may acquire in and to the Name except those specifically granted herein. Company will cause to appear on all materials associated with the Tours on which the Name appears such legends, markings and notices as Sponsor may reasonably request in writing in order to preserve and protect Sponsor's rights in and to the Name. The license granted hereunder shall expire upon the termination of this Agreement. In connection with each Tour, Company shall (i) use reasonable efforts to obtain the advertising exposure described in subparagraphs A., C. and D. below and (ii) shall obtain the advertising exposure described in subparagraphs B. and E. below:

         A. Television coverage by MTV News, ESPN, Much Music, PBS and local television news affiliates in all markets where the Tour is conducted.


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         B.      Full page ads in TransWorld SKATEboarding, TransWorld
SNOWboarding and Warp.

         C. Cause promoters in each city in the United States in which the Tour is conducted to purchase up to $10,000 worth of radio airtime, from alternative stations in their respective markets.

         D. Cause promoters in each city in the United States in which the Tour is conducted to purchase up to $4,000.00 worth of print advertising in each market, on which the Name will appear.

         E. Distribute posters regarding the Tour to skate and snowboard shops, skate parks, action sport retailers and record stores in each city in the United States in which the Tour is conducted.

         7.      SPONSOR'S ACTIVITIES:

                 Sponsor shall have the right to engage in and conduct the following activities:

                 (a) Sponsorship Media Tie-In: Sponsor shall have the right to identify its sponsorship of the each Tour in certain materials, including but not limited to national, regional and local advertising, corporate reports to shareholders or otherwise, and in reports it files under the Securities Exchange Act of 1934.

                 (b) Media Support: Sponsor shall have the right to create and tag its on-air television and/or radio commercial advertising with its sponsorship identification of each Tour.


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                 (c)      Signage:  Subject to local restrictions, if any, at
each concert location, signage containing a mutually approved design, but at the very least indicating Sponsor's official, exclusive title sponsorship of each Tour, shall be displayed throughout the venue at each concert, it being understood that Sponsor shall be entitled to receive more favorable treatment than any other sponsor of the given Tour as to placement of signage, and shall receive approximately 80% of all signage space available to Company at each venue for signage bearing solely Sponsor's Name. Any signage placed "on stage", with the mutual approval of Company and Sponsor, shall be placed in a way that such signage shall not interfere with the artistic concepts of the performances nor in any way which will interfere with the sight lines of the audience. All costs incurred in connection with the creation of any signage bearing solely Sponsor's Name shall be borne solely by Sponsor, it being acknowledged and agreed that all costs incurred in connection with the creation of any signage bearing Sponsor's Name along with the name and/or logo of the Tours shall be borne solely by Company. All signage shall be delivered no later than 10 days prior to the commencement of each Tour to the locations designated by Company.

                 (d) Company shall provide to Sponsor a 20' x 20' booth at each site of the Tours at which Sponsor may conduct sampling, take surveys and display product. Company shall, at no charge to Sponsor, arrange for transportation and lodging of four (4) people to man Sponsor's booth at each venue of the Tour, which


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transportation and lodging shall be of the type furnished to the musical performers.

                 (e) If Company publishes a program in connection with any of the Tours which is distributed at each concert of such Tour to concert patrons, Sponsor shall receive, at no charge, full color advertisements on both the front and back cover of such program. The size and content of such advertisement shall be subject to Sponsor's approval, which approval shall not be unreasonably withheld or delayed. All costs in connection with the creation and design of such advertisements shall be borne by Company.

                 (f) Company shall provide to no more than two retail stores at each venue on the Tours, space for a 10' x 10' booth at such venue at no charge to such retail stores. Such stores shall be designated by Sponsor. Further, Company shall provide to such retail stores ten (10) tickets to the applicable concert and five (5) backstage passes for such concert. The applicable retail stores at each such venue shall be solely responsible for creating, transporting and setting up such booths and/or providing personnel for the operation thereof. No such retail store shall have the right to sell or otherwise distribute any wearing apparel or product on which appears the name of Company and/or the name or logo of the Tour or any artwork, trademarks or service marks associated therewith or any other merchandise or materials which might conflict with Company's commitments to other sponsors of the Tour.


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                 (g)      If Sponsor decides to sponsor any so-called "VIP
receptions" during any Tour(s), i.e. a party or other function attended by persons invited by Sponsor and Performers, Company shall use reasonable efforts to invite a reasonable number of Performers designated by Sponsor to attend such receptions. In connection with the foregoing, (i) all costs in connection with any such reception shall be borne solely by Sponsor and (ii) in no event shall the failure or refusal by any Performer to attend any such reception(s) be deemed a breach hereof by Company. In connection with the foregoing, Company shall use reasonable efforts to provide to Sponsor an appropriate location at which such reception(s) may take place.

                 (h) Sponsor desires to sponsor street and vertical ramp amateur skating competitions (the "Competitions") at a minimum of twenty (20) selected venues in the United States and Canada, and a minimum of four (4) venues in Europe and Asia during each of the respective Tours. Company shall handle all aspects of the formation, coordination and operation of such Competitions at the applicable Tour sites and at designated preliminary contest sites, including but not limited to, providing appropriate personnel, organizing preliminary competitions to obtain skaters, operating each Competition, obtaining all required permits, licenses and releases, and providing all skate courses and other material as necessary for the completion of each Competition.

                 (i) Subject to Company's approval, Sponsor shall be permitted to use the name and logo of the Tours on the packaging of


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compact discs to be created, distributed and sold by Sponsor and a distributor engaged by Sponsor in connection with each of the respective Tours (the "Tour CDs"), provided that (A) such use does not conflict with any of Company's existing or contemplated contractual obligations to third parties, (B)
Sponsor, at its sole expense, shall be responsible for obtaining all necessary rights from all third parties with respect thereto (including but not limited to all musical performers, record companies and copyright proprietors of musical compositions) and shall indemnify, defend and hold Company harmless with respect thereto and (C) such use is otherwise not misleading, improper or violative of the rights of any third party. Company shall not be entitled to any royalties or other compensation resulting from the creation, sale or distribution of the Tour CDs.

         8.      CONCERT TICKETS:

                 (a) Sponsor shall receive eighty (80) tickets per concert, twenty-five (25) of which will be accompanied by backstage or VIP passes.

                 (b) Sponsor shall have the right to utilize all or part of the aforementioned tickets in connection with its sponsorship activities, including give-aways, contests, tie-ins, retailer give-aways and employee give-aways.


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         9.      CONSIDERATION:

         In consideration for the rights granted by Company to Sponsor herein, Sponsor shall pay to Company a "Sponsorship Fee" for each of the respective Tours.

                 (a) The Sponsorship Fee for the North American Summer Leg (the "Summer Sponsorship Fee") of the 1997 Tour shall be Seven Hundred Fifty Thousand Dollars ($750,000.00), payable as follows: (i) $100,000.00 on or before March 1, 1997, (ii) $100,000.00 on or before April 1, 1997, (iii) $100,000.00 on or before May 1, 1997, (iv) $150,000.00 on or before June 1,
1997, (v) $150,000.00 on or before July 1, 1997 and (vi) $150,000.00 on or before August 1, 1997.

                 (b) The Summer Sponsorship Fee for the 1998 Tour and the 1999 Tour shall be subject to good faith negotiations between Sponsor and Company in light of the needs of each such Tour, but will in no event be less than $750,000.00 for each Tour, payable in the same time and manner as the Summer Sponsorship Fee for the 1997 Tour.

                 (c) The Sponsorship Fees for the 1997, 1998 and 1999 Tours outside North America (the "Foreign Sponsorship Fees"), and the payment terms thereof, shall be subject to good faith negotiations between Sponsor and Company in light of the needs of each such Tour.

                 (d) Company is presently planning to add a "Winter Leg" to the Tours, (i.e., additional concert dates and locations during the winter months) commencing in 1997 or 1998. Sponsor shall be


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the official exclusive title sponsor of each Winter Leg, on the same terms and conditions set forth herein, except that the Sponsorship Fee for each year's Winter Leg (the "Winter Sponsorship Fee"), and the payment terms thereof, shall be subject to good faith negotiations between Sponsor and Company in light of the nature and scope of the Winter Leg of each Tour.

         10.     COMPANY'S NAME AND LOGO:

                 Except as expressly provided herein, it is acknowledged and agreed that all rights in and to Company's name and logo and the name and logo of the Tours (excluding the Name) and all artwork, trademarks, service marks and goodwill associated therewith shall be owned and controlled exclusively by Company and Sponsor shall have no right, title or interest therein and thereto.

         11.     CANCELLATION OF TOUR:

                 If for any reason, any of the Tours are canceled after such Tour has begun to the effect that less than ninety percent (90%) of the scheduled concerts for such Tour(s) are performed, Sponsor's sole remedies shall be to:

                 (a) Terminate this Agreement immediately without further responsibility for the payment of any yet unpaid fees or payments hereunder; and

                 (b) Receive a refund of that percentage of any fees received by Company hereunder as the number of concerts remaining in the applicable Tour(s), if any, at the time of cancellation


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bears to ninety percent (90%) of the total number of concerts contained within the applicable Tour(s).

         12.     REPRESENTATIONS AND WARRANTIES:

                 Each party represents and warrants that each has the right, power and authority to enter into this Agreement, to grant the rights granted herein and to perform the duties and obligations described herein. Each party further warrants and represents that each shall not take any action which might prevent the exercise by the other party hereto of the rights granted to such other party nor shall either take any steps which may encumber the rights granted to the other. Each party further represents and warrants that there are no actions, suits, proceedings or investigations pending or to the best of their knowledge threatened against or affecting such party before any tribunal or investigative body which could adversely impact such party's performance under this Agreement and that each has been duly formed and is adequately capitalized to perform its obligations hereunder.

         13.     PERMITS AND LICENSES:

                 Company acknowledges and agrees that Company shall be fully responsible for and shall acquire or cause local concert promoters to so acquire, at their sole cost and expense, all licenses, permits, authorizations and insurance which may be required under federal, state or local law or regulations in order to legally conduct each concert of the Tours, the Competitions (if



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applicable), and the activities contemplated hereunder, including but not limited to licenses from performing rights organizations and any payments or royalties required to be made; provided, however, that Sponsor shall be responsible for any royalties due and owing any performing rights organization as a result of Sponsor's television and radio commercials and in-store presentations, if any shall be so required by a performing rights society.


         14.     INDEMNITY AND INSURANCE:

                 (a) Company hereby agrees to indemnify, defend and hold Sponsor, its officers, directors, agents, representatives, shareholders and employees harmless from and against any and all claims, suits, expenses, damages or other liabilities, including reasonable attorney's fees and court costs, arising out of (i) the breach by Company of any of the representations and warranties made by Company in this Agreement or the failure by Company to fulfill any of its covenants set forth herein; (ii) (subject to paragraph 14(b) below) any personal injury or property damage arising out of or in connection with an individual's attendance at a concert on the Tours; (iii) any liability for any expenses associated with the Tours except as provided herein; (iv) any misuse of the Name; and (v) any liability of any kind related to merchandise, products or services offered or supplied by Company. Company, at all times during the Term of this Agreement shall obtain and maintain at its sole expense, commencing upon commencement of each Tour, general


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and public liability insurance naming Sponsor as an additional insured party from a qualified insurance carrier in the amount of at least Five Million Dollars ($5,000,000.00) for personal injury, Five Million Dollars ($5,000,000.00) for property damage and Five Million Dollars ($5,000,000.00) for infringement claims relating to Company's acts relating to intellectual property rights. Company shall also at all times maintain adequate worker's compensation insurance as required in each state in which the Tours are performed. Such insurance shall be non-cancelable during the Term hereof. Company shall also at all times maintain (or cause the applicable promoters to maintain) adequate Tour Cancellation Insurance naming sponsor as an additional insured in form reasonably acceptable to Sponsor and in an amount appropriate to repay to Sponsor the consideration previously paid to Company in connection with the cancelled Tour leg pursuant to paragraph 9, above. Company shall provide Sponsor with a copy of each such policy described above. Such policies may not be modified without the consent of Sponsor, which may be withheld in its sole and absolute discretion.

                 (b) Sponsor hereby agrees to indemnify, defend and hold Company, all Performers, all promoter(s) and all other sponsors of each Tour and their respective officers, directors, members, agents, partners, representatives, shareholders and employees harmless from and against any and all claims, suits, expenses, damages or other liabilities, including reasonable attorney's fees and court costs, arising out of (i) the breach by Sponsor of any of


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the covenants, representations or warranties made by Sponsor in this Agreement,
(ii) the use by Company of any materials supplied or created by Sponsor (including but not limited to any signage, names, trademarks, trade names or logos), (iii) any action of any kind (including but not limited to any action for personal injury or property damage) in respect of any material, product or service offered or supplied by Sponsor, except the Competitions, and (iv) any action of any kind (including but not limited to any action for personal injury or property damage) in respect of the activities described in paragraphs 7(f) and 7(g) above. Company, its members, and all Performers shall be named as additional insureds on Sponsor's E & O insurance policy relating to advertisements and other material created, produced or supplied by Sponsor under this Agreement and on any insurance policies relating to any injuries to persons or property, including but not limited to product liability insurance and general and public liability insurance. Each policy shall not be cancelled or modified during the Term hereof and Sponsor shall provide to Company promptly following execution hereof a copy of each such policy described above.

         15.     NOTICES:

                 Notices by either party to the other shall be given by registered or certified mail, return receipt requested. All notices hereunder shall be given as follows:

         FOR SPONSOR:     VANS, Inc.
                          2095 Batavia Street
                          Orange, California 92665-3101


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                          Attn: Craig E. Gosselin, Vice President and
                                           General Counsel

         FOR COMPANY:     Gendler, Codikow & Carroll
                          9113 Sunset Boulevard
                          Los Angeles, California 90069
                          Attn: Kelly Ann Coleman, Esq.


         16.     CONSTRUCTION:

                 This Agreement shall be construed under the laws of the State of California. Each party hereto acknowledges that this Agreement is entered into within the jurisdiction of California and that the courts of the State of California shall have jurisdiction over any and all claims, controversies, disputes and disagreements arising out of this Agreement or the breach thereof.

         17.     FORCE MAJEURE:

                 Neither party shall be liable for any failure of or delay in the performance of their respective obligations under this Agreement to the extent such failure or delay is due to circumstances beyond its reasonable control, including without limitation, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes and/or acts of any governmental body (unless directed specifically at or occasioned by the acts or omissions of Company), nor shall any such failure or delay give the party the right to terminate this Agreement. Each party shall use its best efforts to minimize the duration and consequences of any failure of or delay in performance resulting from force majeure.


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         18.     ENTIRE AGREEMENT:

                 This Agreement constitutes the complete Agreement between the parties on the subject matter hereof, and all prior or contemporaneous agreements of the parties, whether oral or written, shall be deemed merged herein. This Agreement may not be modified or amended except by an instrument in writing duly executed by an authorized officer or member of the party to be charged. The failure of either party to enforce any of said party's rights under this agreement shall not be deemed a continuing waiver and said party may, within such time as provided by applicable law, enforce any and all such rights. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement may be executed in counterparts with the same effect as if the parties executing such counterparts all have executed one counterpart as of the day and year first written above. This agreement shall not be deemed to create any joint venture, partnership or agency between the parties. It is understood that each party to this agreement shall be independent of the other and that neither party shall have the right or authority to bind the other party. Nothing contained in this agreement shall be construed to be for the benefit of or enforceable by any third party, including but not limited to any creditor of either party.


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         19.     SEVERABILITY:

                 If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder hereof shall remain in full force and effect.

         20.     SUBSEQUENT TOURS; NON-COMPETITION:

                 (a) If Company determines to produce a "Warped Tour" subsequent to the 1998 Tour (the "Next Tour"), Company shall for a reasonable time (not to exceed thirty (30) days from the date the Next Tour is publicly announced) negotiate in good faith solely with Sponsor with respect to the terms and conditions by which Sponsor may be the title Sponsor and/or exclusive footwear Sponsor for the Next Tour. If Company and Sponsor are unable to reach agreement on such terms and conditions after such good faith negotiations and thereafter Company desires to enter into an agreement with a third party for title sponsorship or exclusive footwear sponsorship, as the case may be, for the Next Tour, Company shall notify Sponsor of all material terms and conditions offered by such third party, and Sponsor shall have five (5) business days after receipt thereof to notify Company of its election to enter into an agreement on those terms and conditions offered by such third party.
If Sponsor is not the title sponsor and/or exclusive footwear sponsor, as the case may be, of the Next Tour, Company shall have no further obligation on any succeeding Next Tour to negotiate with Sponsor with respect to title


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sponsorship and/or exclusive footwear sponsorship, as the case may be.  Sponsor may, however, make an offer to sponsor a succeeding Next Tour, and if Company so desires, Company may negotiate with Sponsor concerning the title and/or exclusive footwear sponsorship of any such succeeding Next Tour.

                 (b) If Company determines to produce the Next Tour, Company shall for a reasonable time (not to exceed thirty (30) days from the date the Next Tour is publicly announced) negotiate solely with Sponsor with respect to the terms and conditions under which Sponsor may be the exclusive wearing apparel sponsor for the Next Tour. If Sponsor is not the exclusive wearing apparel sponsor of the Next Tour, Company shall have no further obligation on any succeeding Next Tour to negotiate with Sponsor with respect to exclusive wearing apparel sponsorship. Sponsor may, however, make an offer to sponsor a succeeding Next Tour, and if Company so desires, Company may negotiate with Sponsor concerning an exclusive wearing apparel sponsorship of any such succeeding Next Tour.

                 (c) Sponsor shall not at any time, so long as Company or its successors produce the Next Tour, operate, underwrite or produce, in whole or in substantial part, directly or indirectly, any newly organized musical tour substantially similar to the Tours (a "New Competing Tour") provided, however, that the foregoing shall not prevent Sponsor from (i) sponsoring a New Competing Tour, or (ii) sponsoring, underwriting or producing a musical tour existing as of the date hereof (i.e., Lollapalooza and H.O.R.D.E.) ("Existing Tour"). Notwithstanding the foregoing, if pursuant to


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paragraph 20(a) above, Sponsor is the title sponsor of the next two (2)
succeeding Next Tours, Sponsor shall not be the title sponsor of any New Competing Tour or any Existing Tour for the lesser of: i) two years after it has ceased to be the title sponsor of a Next Tour, or ii) such period of time as Company or its successors continue to produce such Next Tours.
Additionally, Sponsor shall not be the title sponsor of any New Competing Tour or any Existing Tour, at any time (i) it is the title sponsor of the Tours or any Next Tour and/or (ii) subject to the immediately preceding sentence, prior to the date on which Sponsor notifies Company of its election not to match the terms of any third party offer pursuant to subparagraph (a) of this Section 20.

C.C.R.L., LLC                         VANS, Inc., a Delaware corporation


By:  [SIG]                             By:    [SIG]
   -----------------------------          --------------------------------
     An Authorized Signatory                  An Authorized Signatory





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